UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Comstock Holding Companies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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COMSTOCK HOLDING COMPANIES, INC.

April 30, 2014

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Comstock Holding Companies, Inc. (the “Company”) to be held at 9:30 a.m., local time, on June 20, 2014, at our principal executive offices at 1886 Metro Center Drive, Reston, Virginia 20190.

At the annual meeting, you will be asked to: (i) elect three directors to each serve for a three-year term expiring at the 2017 annual meeting of stockholders or until their successors are duly elected and qualified or until their earlier resignation or removal; (ii) ratify the appointment of our independent registered public accounting firm for 2014; and (iii) approve, on a non-binding, advisory basis, the compensation of our named executive officers (referred to as a “say-on-pay” vote). Details regarding the matters to be acted upon at the annual meeting appear in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. Our Board of Directors unanimously recommends that stockholders vote in favor of the election of the nominated directors, the ratification of our independent registered public accounting firm, and the compensation that we paid in 2013 to our executive officers.

Whether or not you plan to attend the annual meeting, we urge you to complete, sign and date the accompanying proxy card and return it in the enclosed postage-prepaid envelope as soon as possible so that your shares will be represented at the annual meeting. If you later decide to attend the annual meeting in person or change your vote, you may withdraw your proxy and vote in person at the annual meeting. Voting by written proxy will ensure your representation at the annual meeting if you do not attend in person.

We thank you for your continued support and look forward to seeing you at the annual meeting.

Very truly yours,

Christopher Clemente

Chief Executive Officer and Chairman

COMSTOCK HOLDING COMPANIES, INC.

1886 Metro Center Drive, 4th Floor

Reston, Virginia 20190

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 20, 2014

The Annual Meeting of Stockholders of Comstock Holding Companies, Inc., a Delaware corporation, will be held at 9:30 a.m., local time, on June 20, 2014, at our principal executive offices at 1886 Metro Center Drive, Reston, Virginia 20190, for the following purposes:

1. To elect three directors to each serve for a three-year term expiring at the 2017 annual meeting of stockholders or until their successors are duly elected and qualified or until their earlier resignation or removal;

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

3. To cast a non-binding, advisory vote to approve the compensation of our named executive officers; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this Notice.

Only stockholders of record at the close of business on April 28, 2014 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote in person at the meeting even if you have previously returned a proxy card.

Sincerely,

Reston, Virginia	Jubal R. Thompson
April 30, 2014	General Counsel and Secretary

COMSTOCK HOLDING COMPANIES, INC.

1886 Metro Center Drive, 4th Floor

Reston, Virginia 20190

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is solicited on behalf of Comstock Holding Companies, Inc., a Delaware corporation, by our Board of Directors (the “Board”) for use at our Annual Meeting of Stockholders to be held on June 20, 2014 at 9:30 a.m., local time, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The meeting will be held at our principal executive offices at 1886 Metro Center Drive, Reston, Virginia 20190. If you need directions to the meeting, please contact Judy Whitaker at 703-883-1700.

This proxy statement and form of proxy are first being mailed on or about May 15, 2014 to all stockholders entitled to vote at the meeting.

Voting Securities and Voting Rights

Stockholders of record at the close of business on April 28, 2014, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 18,354,121 shares of our Class A common stock and 2,733,000 shares of our Class B common stock. Each holder of our Class A common stock voting at the meeting, either in person or by proxy, may cast one vote per share of Class A common stock held on all matters to be voted on at the meeting. Each holder of our Class B common stock voting at the meeting, either in person or by proxy, may cast 15 votes per share of Class B common stock held on all matters to be voted on at the meeting.

The meeting will be held only if there is a quorum present. A quorum exists only if the holders of a majority of the voting power of the issued and outstanding stock of the Company and entitled to vote at the meeting are present in person or represented by proxy at the meeting. Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. The inspector of elections will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Under the rules of the New York Stock Exchange, on certain routine matters, brokers may, at their discretion, vote shares they hold in “street name” on behalf of beneficial owners who have not returned voting instructions to the brokers, so-called “broker non-votes.” In instances where brokers are prohibited from exercising discretionary authority, the shares they hold are not included in the vote totals. At the meeting, only Proposal 2, the ratification of the appointment of our independent registered public accounting firm, is considered a routine matter. Brokers will be prohibited from exercising discretionary authority with respect to Proposal 1, the election of directors, and Proposal 3, the non-binding, advisory vote to approve the compensation of our named executive officers. Therefore, if you hold your shares in the name of a bank, broker or other holder of record, for your vote to be counted in the election of directors or in the advisory vote related to the approval of our named executive officer compensation, you will need to communicate your voting decisions to your bank, broker or other holder of record before the date of the meeting. Because broker non-votes are not voted affirmatively or negatively, they will have no effect on the approval of any of the proposals, except where brokers may exercise their discretion on routine matters.

For proposal 1, assuming that a quorum is present, a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors will be required to elect each of the three director nominees to each serve for a three-year term expiring at the 2017 annual meeting of stockholders or until their successors are duly elected and qualified or until their earlier resignation or removal. Stockholders may vote ‘‘for’’ all of the director nominees, ‘‘withhold’’ authority to vote for all of the nominees or “withhold” authority to vote for any individual nominee but vote for another nominee. For Proposal 2, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, the affirmative vote of the holders of a majority of the voting power of the issued and outstanding stock of the Company entitled to vote on the matter, present and voting, in person or represented by proxy at the meeting, will be required. For Proposal 3, the non-binding, advisory vote to approve the compensation of our named executive officers, the affirmative vote of the holders of a majority of the voting power of the issued and outstanding stock of the Company entitled to vote on the matter, present and voting, in person or represented by proxy at the meeting, will be required. Voting for Proposal 3 is being conducted on a nonbinding, advisory basis and, therefore, the voting results will not be binding on our company, our Board or our Compensation Committee although our Compensation Committee and Board will consider the results of the voting on this proposal for future executive compensation decisions.

Stockholders may vote ‘‘for,’’ ‘‘against” or “abstain” from voting on Proposals 2 and 3. An abstention will not be considered “voting” on a particular proposal and a proxy marked “abstain” with respect to any proposal will not have any effect on the outcome of the vote on that proposal.

Whether or not a person plans to attend the meeting, he or she may vote by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose. If a person attends the meeting, he or she may vote in person even if such individual had previously returned a proxy card.

Voting of Proxies

When a proxy card is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of each the director nominees set forth in this proxy statement, (2) “for” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and (3) “for” the non-binding, advisory vote to approve the compensation of our named executive officers.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation

We will pay for this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2015 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, or Exchange Act, by the Securities and Exchange Commission (“SEC”) must be received at our principal executive offices not later than January 15, 2015, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement.

Under our bylaws, stockholders who wish to submit a proposal at the 2015 annual meeting, other than one that will be included in our proxy statement, must notify us between February 21, 2015 and March 23, 2015, unless the date of the 2015 annual meeting of the stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2014 annual meeting. If a stockholder who wishes to present a proposal fails to notify us by January 15, 2015 and such proposal is brought before the 2015 annual meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2015 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. Stockholders should submit their proposals to Comstock Holding Companies, 1886 Metro Center Drive, 4th Floor, Reston, Virginia 20190, Attention: Corporate Secretary.

We will provide, without charge, additional copies of our annual report on Form 10-K for the year ended December 31, 2013 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in our Annual Report on Form 10-K also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our Company’s secretary at our principal executive office set forth in this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

ON JUNE 20, 2014

This proxy statement and our 2013 Annual Report to stockholders are available at www.comstockhomes.com/proxymaterial.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our certificate of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by resolution of our Board. Presently, the number of directors is fixed at eight and that number of directors is divided into three classes, with one class standing for election each year for a three-year term. At each annual meeting of stockholders, directors of a particular class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. David M. Guernsey, James A. MacCutcheon, and Robert P. Pincus are in the class of directors whose term expires at the 2014 annual meeting of stockholders, and Messrs. Guernsey, MacCutcheon, and Pincus have each been nominated by our Board for re-election each for a three-year term expiring at the 2017 annual meeting of stockholders. Gregory V. Benson, Norman D. Chirite and Socrates Verses are in the class of directors whose terms expire at the 2015 annual meeting of stockholders. Christopher Clemente and A. Clayton Perfall are in the class of directors whose terms expire at the 2016 annual meeting of stockholders.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. Messrs. Guernsey, MacCutcheon, and Pincus currently are directors of our Company. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current Board to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

The Board recommends a vote “FOR” each of the nominees named in this proxy statement.

Nominees for Director Standing for Election

David M. Guernsey, 66, has been a member of our Board since December 2004 and is a member of the Compensation Committee of our Board. Mr. Guernsey is founder and CEO of Guernsey Office Products, Inc., one of the largest independent office products dealers in the United States. Mr. Guernsey is on the National Board of The National Federation of Independent Business (NFIB) serving as Chairman. NFIB is the nation’s largest member based small business association. Mr. Guernsey has served on the Virginia Commerce Bancorp, Inc. Board since 1989, currently serving as Chairman. The Company believes that Mr. Guernsey’s qualifications to serve as a director include his extensive experience with public companies, broad management and market expertise and his success as an entrepreneur.

James A. MacCutcheon, 62, has been a member of our Board since December 2004 and is a member of the Audit Committee of our Board. Mr. MacCutcheon is a private investor and advisor to public and private businesses. Mr. MacCutcheon served on the Board of Directors of SunBridge Capital Management, LLC from 2008 to April 2014, served as the President and Chief Executive Officer of Sunburst Hospitality Corporation from September 2000 until July 2007, and served as Sunburst’s Executive Vice President and Chief Financial Officer from 1997 to 2000. Sunburst Hospitality Corporation was taken private in a transaction led by Mr. MacCutcheon in 2001. Prior to 1997, Mr. MacCutcheon served as Chief Financial Officer for two different public companies and was an audit partner in a Big 8 public accounting firm. The Company believes that Mr. MacCutcheon’s executive management, financial and public accounting experience, across a variety of industries, adds significant value and diversity to our Board and qualifies him as a member of our Board.

Robert P. Pincus, 67, has been a member of our Board since June 2005 and is a member of the Audit Committee of our Board. Mr. Pincus serves as Vice Chairman of EagleBank and Eagle Bancorp, located in Bethesda, Maryland. Prior to joining EagleBank in August 2008, upon the acquisition of Fidelity & Trust Financial Corporation (“Fidelity”) and its wholly owned subsidiary, Fidelity & Trust Bank (“F&T Bank”), Mr. Pincus served as Chairman of F&T Bank from 2005. He presently serves as Chairman of the Board of Blackstreet Capital Partners, LP and Chairman of Milestone Merchant Partners, LLC. He was Chairman of the Board of BB&T, D.C. Metro Region, and was Regional President from 1998 to 2002. From 1991 to 1998, Mr. Pincus was President and Chief Executive Officer of Franklin National Bank of Washington, D.C. From 1986 to 1991, Mr. Pincus was the regional president of the D.C. metropolitan region of Sovran Bank. From 1971 to 1986, Mr. Pincus was with D.C. National Bancorp, Inc., where he eventually rose to become President and Chief Executive Officer, prior to its merger with Sovran Bank. Mr. Pincus is a Trustee of the University of Maryland Foundation, Inc. He has previously served as CEO of two different community banks and as a senior executive for major regional and national banks. He has a strong background in many facets of the financial services industry, as well as mergers and acquisitions. The Company believes that Mr. Pincus’ wealth of experience in commercial and investment banking qualifies him as a member of our Board.

Continuing Directors with Terms Expiring in 2015

Gregory V. Benson, 59, has been a member of our Board since May 2004. He also has served as our President and Chief Operating Officer since 1991. Mr. Benson has over 40 years of home building experience including over 15 years at national home builders, including NVHomes, Ryan Homes and Centex Homes. The Company believes that Mr. Benson’s extensive experience in real estate development and homebuilding and his position as our Chief Operating Officer qualifies him as a member of our Board.

Norman D. Chirite, 52, has been a member of our Board and a member of the Compensation Committee of our Board since March 2006. Since October 2006, Mr. Chirite has served as Managing Director for RedZone Capital Management Company, a private investment management company. He served as Executive Vice President and General Counsel of Washington Football Inc. from August 2002 until October 2005. Mr. Chirite previously was a partner at Weil, Gotshal & Manges LLP in New York City, where he practiced corporate law from 1987 until 2000. From 2004 until 2008, Mr. Chirite was a trustee of Connors Brothers Income Fund, a publicly traded Canadian income trust. The Company believes that Mr. Chirite’s extensive background in corporate and securities law qualifies him as a member of our Board.

Socrates Verses, 56, has been a member of our Board since June 2005 and is a member and Chairman of the Compensation Committee of our Board. Since 2009, Mr. Verses has served as the Chief Executive Officer of Netcordant, Inc., formerly known as Codekko Software, a web application optimization company, and co-Chief Executive Officer of MDA360, a data analytics company. Mr. Verses was the President and Chief Executive Officer of Realeum, Inc., a property management and business integration software company, from 2001-2008. From January 1995 to February 2001, Mr. Verses served as President and a director of Technology Enablers, Inc., an e-services company. From 1987 to 1995, he served as Vice President of Sales for Recognition Equipment Incorporated. The Company believes Mr. Verses’ extensive executive-level experience in technology and business development qualifies him as a member of our Board.

Continuing Directors with Terms Expiring in 2016

Christopher Clemente, 54, has been a member of our Board since May 2004. He founded our Company in 1985 and since 1992 he has served as our Chairman and Chief Executive Officer. Mr. Clemente has over 25 years of experience in all aspects of real estate development and home building, and over 30 years of experience as an entrepreneur. The Company believes that Mr. Clemente’s position as our Chief Executive Officer, his success as an entrepreneur and his depth of skill and experience in real estate development and home building, qualifies him as a member of our Board.

A. Clayton Perfall, 55, has been a member of our Board since December 2004 and is a member and Chairman of the Audit Committee of our Board. He currently serves as the Operating Executive of Tailwind Capital, a private equity fund manager focused on growing middle market companies in the healthcare and business and communications services sectors. Mr. Perfall previously served as the Chairman and Chief Executive Officer of Archway Marketing Services, Inc., a provider of outsourced marketing operations management services, a role he held from 2008 through 2013. Mr. Perfall is currently the audit committee chairman for Colfax Corporation, and has held that role since September, 2010. Mr. Perfall also served as director and chair of the Audit Committee of InVentiv Health, Inc. from 1999 through August 2010. From October 2001 through October 2008, Mr. Perfall served as Chief Executive Officer and member of the Board of Directors of AHL Services, Inc. Mr. Perfall served as President and Chief Executive Officer and member of the Board of Directors of Union Street Acquisition Corp. from July 2006 through September 2008. From September 1996 through September 2000, Mr. Perfall served as Chief Financial Officer of Snyder Communications, Inc. Prior to joining Snyder Communications, Mr. Perfall was a partner with Arthur Andersen LLP. Mr. Perfall received his BBA from the College of William & Mary. The Company believes that Mr. Perfall’s significant executive-level experience, and corporate finance and public accounting background, qualifies him as a member of our Board.

Information Relating to Corporate Governance and the Board

Our Board has determined, after considering all relevant facts and circumstances, that Messrs. Chirite, Guernsey, MacCutcheon, Perfall, Pincus and Verses are independent directors, as “independence” is defined in the Nasdaq Marketplace Rules and , because they have no relationship with us that would interfere with their exercise of independent judgment. Mr. Clemente and Mr. Benson do not qualify as independent directors because they are current executive officers of the Company.

Our bylaws authorize our Board to designate one or more committees, each consisting of one or more directors of the Company. Our Board has established two standing committees: an Audit Committee and a Compensation Committee. The Board does not have a standing nominating committee. It is the Board’s view, given its relatively small size and majority of independent directors that it is sufficient to select or recommend director nominees itself. Each director has the opportunity to suggest any nominee and such suggestions are comprehensively reviewed by the independent directors. Director nominees are recommended for selection by the Board by a majority of the independent directors. Prospective members of the Board must be qualified individuals who, if added to the Board, would provide the mix of sound business judgment, business experience, corporate perspectives and skills appropriate for us. Criteria for selection of candidates include, but are not limited to: (i) business and financial acumen, as determined by the independent directors in their discretion, (ii) qualities reflecting a proven record of accomplishment and ability to work with others, (iii) knowledge of our industry, (iv) relevant experience with and knowledge of corporate governance practices, and (v) expertise in areas relevant to us. Although we do not have a formal diversity policy, the Board considers, among other attributes, diversity of gender, professional experience and skills of the director candidates. Such persons should not have commitments that would conflict with the time commitments of being one of our directors.

The Board does not have a specific policy for consideration of nominees recommended by security holders because a significant degree of voting control relative to the Company’s outstanding equity securities is maintained by two individuals who are executive officers and directors. However, security holders can recommend a prospective nominee for the Board by writing to our corporate secretary at our executive offices and providing the information required by our bylaws, along with any additional supporting materials the security holder considers appropriate. There have been no nominees recommended by our stockholders.

In addition to the above procedures, our bylaws provide that a stockholder may propose a director candidate to be considered and voted on at an annual meeting of stockholders by providing notice thereof to our corporate secretary not less than 90 calendar days nor more than 120 calendar days before the first anniversary of the date of our notice of annual meeting was sent to stockholders in connection with the previous year’s annual meeting. This notice provided by a stockholder to our corporate secretary must set forth certain information relating to the proposed nominee as required by our bylaws. The chairman of the meeting will determine whether a nomination set forth by such stockholder is in accordance with the procedures set forth in the bylaws and may determine that such nomination is defective and therefore disregarded.

We pay no fees to third parties for evaluating or identifying potential nominees.

Our Board has adopted charters for the Audit and Compensation Committees describing the authority and responsibilities delegated to each committee by the Board. Our Board has also adopted Corporate Governance Guidelines, a Code of Conduct, a Code of Ethics for the CEO and Senior Financial Officers, and a Whistleblower Policy. We post on our website, at www.comstockhomebuilding.com, the charters of our Audit and Compensation Committees, our Corporate Governance Guidelines, Code of Conduct, Code of Ethics for the CEO and Senior Financial Officers, and Whistleblower Policy, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC regulations or the Nasdaq Market Rules. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.

Interested parties may communicate with our Board or specific members of our Board, including our independent directors and the members of our various Board committees, by submitting a letter addressed to the Board of Comstock Holding Companies, Inc. c/o any specified individual director or directors at the address listed herein. All letters received are then forwarded to the indicated directors.

The Audit Committee

The purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee also provides assistance to our Board with respect to its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, and the performance of our audit function, internally, if any, and by our independent registered public accounting firm. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our accounting and financial reporting processes and audits of our financial statements on behalf of our Board. The Audit Committee also selects the independent registered public accounting firm to conduct the annual audit of our financial statements; reviews the proposed scope of such audit; and reviews our accounting and financial controls with the independent registered public accounting firm and our financial accounting staff.

The Audit Committee currently consists of Messrs. MacCutcheon, Perfall and Pincus, each of whom is an independent director of our Company under the Nasdaq Marketplace Rules as well as under the heightened standards for Audit Committee members adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board has determined that Mr. Perfall (whose background is detailed above) qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Perfall serves as the Chairman of the Audit Committee.

The Compensation Committee

The purpose of the Compensation Committee includes determining, or recommending to our Board for determination, the compensation of our Chief Executive Officer and other executive officers, and discharging the responsibilities of our Board relating to our compensation programs and compensation of our executives on an annual basis. The Compensation Committee also decides equity grants to executives under our equity incentive plans, and periodically reviews the operations of the Company’s executive compensation programs and policies. The Chief Executive Officer determines the compensation and equity grants in consultation with the Compensation Committee for all non-executive employees, but does not determine any compensation relating to the executive officers of the Company. Under the Compensation Committee Charter, the Compensation Committee is required to have a minimum of two (2) or more members, and currently consists of Messrs. Chirite, Guernsey, and Verses. Mr. Verses serves as Chairman of the Compensation Committee. All members of the Compensation Committee are independent under the applicable Nasdaq Rules.

Board and Committee Meetings

Our Board held a total of four (4) meetings in-person meetings during the fiscal year ended December 31, 2013. During the fiscal year ended December 31, 2013, the Audit Committee held four (4) meetings and Compensation Committee held one (1) meeting. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board, and (ii) the total number of meetings held by all Committees of our Board on which he was a member. We encourage each of our directors to attend the annual meeting of stockholders. All but one member of our Board attended the 2013 annual meeting.

Board Leadership Structure and Role in Risk Oversight

Our Board has the responsibility for selecting the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s stockholders. Our current leadership structure is comprised of a combined Chairman of the Board and Chief Executive Officer and Board committees led by independent directors. The Board believes that this leadership structure is the most effective for the Company at this time. Combining the Chairman of the Board and Chief Executive Officer roles promotes decisive leadership, fosters clear accountability and enhances the Company’s ability to communicate its message and strategy clearly and consistently to its stockholders, employees and customers. The Board also believes there is a very well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors, although the Company does not have a lead independent director.

The Board believes that its current leadership structure allows the directors to provide effective oversight of the Company’s risk management strategies by receiving and approving recommendations prepared by our executive officers. The Audit Committee, comprised solely of independent directors, assists the Board in fulfilling its oversight responsibilities by periodically reviewing and making recommendations to the Board regarding the adequacy and effectiveness of the Company’s risk management and related programs and activities. Mr. Clemente, the Chairman of the Board, attends Audit Committee meetings and is appropriately positioned to include risk management issues on the agenda for Board meetings as circumstances warrant. As appropriate, the Board receives recommendations from the Chairman of the Audit Committee regarding significant risks or exposures and the steps management has taken to minimize such risks to the Company. In addition, the Audit Committee regularly communicates with the independent Chairmen of the Compensation Committee regarding the risks within that committee’s areas of responsibility. The Company believes that this leadership structure promotes effective Board oversight of risk management because, while the Chief Executive Officer is ultimately accountable for the management of the Company’s risks, each of the Board committees, each chaired by an independent director, actively monitors the Company’s risk management program and are provided with the information necessary to evaluate the specific risks relevant to such committee’s area of responsibility.

Compensation Risks

Management and the Compensation Committee have considered and discussed risks inherent in our business and compensation arrangements and have concluded that the risks associated with our compensation practices and policies are not likely to have a material adverse effect on the Company.

Director Compensation

In 2013, we compensated our non-employee directors with an annual retainer fee of $42,500. Our non-employee directors earned an additional $7,500 to serve on the Audit Committee and $5,000 to serve on the Compensation Committee. In addition, the chairman of the Compensation Committee, the chairman of the Audit Committee and the Audit Committee designated financial expert each earned an additional $5,000 fee. We offered our non-employee directors the option to receive all or a portion of their 2013 director compensation in the form of fully-vested shares of our Class A common stock. Other than pursuant to such election, we did not grant any equity awards to our directors during 2013. Employees who also serve as directors receive no additional compensation for their services as a director.

2013 Director Compensation

The following table details the compensation earned by our non-employee directors in 2013:

Name	Fees Earned or Paid in Cash (1)($)	Total ($)
Norman D. Chirite(4)	47,500	47,500
Socrates Verses(2)(4)	52,500	52,500
A. Clayton Perfall(3)(5)	60,000	60,000

David M. Guernsey(4)	47,500	47,500
James A. MacCutcheon(5)	50,000	50,000
Robert P. Pincus(5)	50,000	50,000

(1)	Includes annual retainer, chairman and committee participation fees earned in 2013. To compensate our directors for their 2013 services, we made cash payments and/or issued them the equivalent value in shares of our Class A common stock, based on a closing price of the price of the stock on each quarterly date of election. Messrs. Chirite, Verses, Perfall, Guernsey and MacCutcheon elected to receive 50% of their fees in the form of fully-vested shares of our Class A common stock, in the following amounts: 8,482, 9,375, 10,714, 8,482 and 8,928, respectively.
(2)	Mr. Versus served as the chair of the Compensation Committee.
(3)	Mr. Perfall served as the chairman and the designated financial expert of the Audit Committee.
(4)	Messrs. Chirite, Guernsey, and Verses served on the Compensation Committee.
(5)	Messrs. MacCutcheon, Perfall, and Pincus served on the Audit Committee.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited our consolidated financial statements for the fiscal years ended December 31, 2013 and 2012. Our Audit Committee has appointed PricewaterhouseCoopers LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2014. Our organizational documents do not require that our stockholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, we are submitting the appointment of PricewaterhouseCoopers LLP to our stockholders for ratification because we believe it is a matter of good corporate practice. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection, but may still retain PricewaterhouseCoopers LLP. We anticipate that representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2014.

The aggregate fees billed by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2013 and 2012 are as follows:

	2013	2012
Audit Related Fees(1)	$302,000	$243,000
Tax Fees(2)	64,000	66,250
Other Fees(3)	5,850	60,023

Total	$371,850	$369,273

(1)	Fees incurred for annual audit and quarterly review services.
(2)	Tax fees represent amounts billed for tax compliance and advisory services.
(3)	Other fees includes consulting fees related to execution and monitoring of “ownership changes” as defined under Section 382 of the Internal Revenue Code and consultation over prospective information systems.

The charter of the Audit Committee provides that the duties and responsibilities of the Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent registered public accounting firm. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations. To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent registered public accounting firm.

Our Audit Committee requires that our independent registered public accounting firm, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide the details associated with the particular service to be provided.

All of the services provided by PricewaterhouseCoopers LLP described above under the captions “Audit Related Fees,” “Tax Fees” and “Other Fees” were approved by our Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s accounting and financial reporting processes and the audit of its financial statements, including the performance and compensation of the Company’s independent auditor. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and the certification of the integrity and reliability of the Company’s internal controls procedures.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal years December 31, 2013 and 2012 with management. The Audit Committee also reviewed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the results of their audit. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Auditing Standard No. 16. This discussion included, among other things, a review with the independent registered public accounting firm of the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting policies and practices used by the Company. The Audit Committee has reviewed permitted services under rules of the Securities and Exchange Commission as currently in effect and discussed with PricewaterhouseCoopers LLP their independence from management and the Company. The Audit Committee received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee also has discussed with the independent registered public accounting firm its independence from the Company and has considered whether the provision of non-audit services to the Company is compatible with the independence of the registered public accounting firm. In addition, the Audit Committee discussed the rules of the Securities and Exchange Commission that pertain to the Audit Committee and the roles and responsibilities of Audit Committee members.

Based on its review of the financial statements and the aforementioned discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The Audit Committee also approved the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

Respectfully submitted by the Audit Committee,

A. Clayton Perfall, Chair

James A. MacCutcheon

Robert P. Pincus

PROPOSAL 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders a non-binding, advisory vote to approve the compensation of our named executive officers.

The Compensation Committee will review the results of the vote carefully. Depending upon the results of that review, the Compensation Committee will take such action, if any, as it deems appropriate. Because this vote is advisory, it is not binding on the Company, the Compensation Committee or the Board of Directors.

Before you vote on the resolution below, please read the “Summary Compensation Table” together with the related narrative disclosure and footnotes, in this proxy statement. Our Board is asking stockholders to cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables, is hereby APPROVED.”

Our executive compensation program is comprised principally of salary, equity and cash bonus, designed to align compensation of our executives with stockholder value and financial performance and to achieve a balanced package that would attract and retain highly qualified senior officers and appropriately reflect each such officer’s individual performance and contributions. The Company regularly reviews its compensation programs and the overall compensation package paid to each of its executive officers to assess risk and to ensure that the program is structured appropriately in order to attain the Company’s strategic goals.

For the above reasons, the Board of Directors is asking stockholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our stockholders and will consider the outcome of the vote, among other factors, when determining future compensation arrangements for our executive officers. Following the vote at the 2014 annual meeting, the next advisory vote on executive compensation will take place in 2015.

The Board recommends a vote “FOR” this proposal.

EXECUTIVE OFFICERS

Executive Officers of the Company

Set forth below is information regarding the current executive officers of the Company who are not also directors (information about Messrs. Christopher Clemente and Gregory V. Benson can be found above under Proposal 1 Election of Directors):

Joseph M. Squeri, 48, has served as our Chief Financial Officer since August 2010. Mr. Squeri has more than a decade of public company leadership experience in corporate finance, strategic planning, accounting and operations. From October 2008 to August 2010, Mr. Squeri served as an independent financial and business consultant to privately held companies. From January 2008 to September 2008, Mr. Squeri served as the Executive Vice President-Chief Financial Officer and Treasurer of Federal Realty Investment Trust (NYSE: FRT) with responsibility for capital markets, financial reporting and investor relations functions. From 1997 through 2007, Mr. Squeri served in a variety of positions at Choice Hotels International (NYSE: CHH), including chief financial officer starting in 1999, and then more significant operating roles culminating with his position as president and chief operating officer. Mr. Squeri is a certified public accountant.

Jubal R. Thompson, 44, has served as our General Counsel since October 1998 and our Secretary since December 2004. Mr. Thompson has significant experience in areas of real estate acquisitions and dispositions, real estate and corporate finance, corporate governance, mergers and acquisition and risk management.

Employment Arrangements with Executive Officers

Christopher Clemente and Gregory V. Benson each serve pursuant to the terms of executive employment agreements dated as of December 17, 2004. Mr. Clemente’s agreement has an initial term of five years, and Mr. Benson’s has an initial term of four years. Each agreement is automatically extended for successive one-year periods on each one year anniversary of the date of the agreement unless either party notifies the other that the term will not be extended. Under the agreements, Mr. Clemente’s and Mr. Benson’s minimum annual salary is $550,000, subject to potential increase by our Board from time to time, and each is eligible for a cash bonus of not more than 200% of his then-current salary, based upon the satisfaction of financial performance criteria. Although, Messrs. Clemente and Benson were only eligible for up to 50% of their base salary as a bonus for the year ending December 31, 2013, they did not earn a bonus. Mr. Clemente and Mr. Benson are also eligible for awards under our equity incentive plan and any similar executive compensation plans we may adopt from time to time. In 2006, our Board increased the minimum annual salary payable to Mr. Clemente to $700,000. To assist the Company with meeting its obligations, beginning January 1, 2009, Mr. Clemente and Mr. Benson volunteered to have their base salaries reduced to their current levels of $548,000 and $365,000, respectively.

Mr. Clemente has agreed not to compete with us during the term of his employment and for two years after the termination of his employment. Mr. Benson has agreed not to compete with us during the term of his employment and for 18 months after the termination of his employment. Each of Mr. Clemente’s and Mr. Benson’s employment agreements and non-competition agreements allow them to engage in the following permitted business activities: (i) development of commercial or for-rent residential (such as apartment buildings) real estate investment properties; (ii) development of speculative land holdings as residential lots intended for construction of for-sale residential dwellings, provided, however, that any such development by any entity in which Mr. Clemente or Mr. Benson, as applicable, has a controlling interest or decision-making power, must first be offered to the Company at a fair market value price; and (iii) secured real estate lending to unrelated third parties. In addition, each has agreed not to (x) engage in any for-sale residential construction activities in any of our then existing markets or in any market that we then plan to enter within six months; or (y) solicit our employees or certain other third parties for 24 months, in the case of Mr. Clemente, and 18 months, in the case of Mr. Benson.

Joseph M. Squeri serves as the Chief Financial Officer of the Company pursuant to the terms of an executive employment agreement dated August 17, 2010. The initial term of his agreement is for three years and is automatically extended for successive one-year periods on each one year anniversary of the date of the agreement unless either party notifies the other that the term will not be extended. Under the agreement, Mr. Squeri’s minimum annual salary is $250,000, subject to potential increase by the Board from time to time. Mr. Squeri is entitled to receive an annual cash bonus of up to fifty percent (50%) of his minimum annual salary based upon the satisfaction of certain performance criteria, also subject to potential increase by the Board from time to time. Mr. Squeri is also eligible to receive awards under our equity incentive plan and any similar executive compensation plans we may adopt from time to time. Mr. Squeri has agreed not to compete with us during the term of his employment and for 12 months after termination of his employment.

Jubal R. Thompson serves as the General Counsel and Secretary of the Company pursuant to the terms of an executive employment agreement dated August 29, 2006. The initial term of his agreement is for three years and is automatically extended for successive one-year periods on each one year anniversary of the date of the agreement unless either party notifies the other that the term will not be extended. Under the agreement, Mr. Thompson’s minimum annual salary was originally $200,000, subject to potential increase by the Board from time to time. Pursuant to the original employment agreement, Mr. Thompson was eligible to receive a cash bonus of not less than 75% of his then-current salary, based upon the satisfaction of certain performance criteria. In 2010, our Board increased the minimum annual salary payable to Mr. Thompson to $250,000. Mr. Thompson is entitled to receive an annual cash bonus of up to fifty percent (50%) of his minimum annual salary based upon the satisfaction of certain performance criteria, also subject to potential increase by the Board from time to time. Mr. Thompson is also eligible to receive awards under our equity incentive plan and any similar executive compensation plans we may adopt from time to time.

SUMMARY COMPENSATION TABLE

Because the Company qualifies as a “smaller reporting company,” under SEC rules, only our chief executive officer and next two highest paid executive officers are considered “named executive officers” for purposes of this proxy statement. The following table sets forth the compensation paid to the Company’s named executive officers for the fiscal years ended December 31, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus		Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Christopher Clemente	2013	548,000	—		—	—	548,000
Chairman of the Board and Chief Executive Officer (PEO)	2012	548,000	—		271,500	—	819,500
Gregory V. Benson	2013	365,000	—		—	—	365,000
Chief Operating Officer	2012	365,000	—		181,000	—	546,000
Jubal Thompson	2013	250,000	59,167	(3)	—	116,813	425,980
General Counsel	2012	250,000	—		181,000	—	431,000

(1)	Each of Messrs. Clemente, Benson, and Thompson were granted 150,000, 100,000, and 100,000 shares of restricted stock, respectively, in 2012. This column reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (FASB ASC Topic 718) (excluding forfeiture estimates) for such stock awards. The grant date fair value of the stock awards is based on the fair market value of the underlying shares on the date of grant.
(2)	Mr. Thompson was granted 75,000 options in 2013 at an exercise price of $1.89. This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (excluding forfeiture estimates) for such grant of stock options. The methodologies and assumptions utilized in the valuation of this awards is set forth in Note 12 to our Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The options vest in four annual equal installments commencing on December 31, 2014.
(3)	Reflects a discretionary award made by the Board.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR END

The following table sets forth the equity awards held by the named executive officers as of December 31, 2013.

Name	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(6)
Christopher Clemente	25,000	—	1.00	12/31/17	—	—
	5,000	15,000(1)	1.81	3/31/22	—	—
	—	—	—	—	187,500(3)	375,000
Gregory V. Benson	—	—	—	—	150,000(4)	300,000
Jubal Thompson	100,000	—	1.00	12/31/17	—	—
	250,000	—	0.71	2/12/20	—	—
	—	75,000(2)	1.89	12/13/23	—	—
	—	—	—	—	125,000(5)	250,000

(1)	Reflects stock options issued to Tracy Schar, Mr. Clemente’s wife, an employee of the Company. 5,000 options vested on March 31, 2014 and 5,000 options vest on March 31 of each of 2015 and 2016.
(2)	18,750 options vest on December 31 of each of 2014, 2015, 2016 and 2017.
(3)	Reflects shares of restricted stock that vest as to 75,000 shares on December 31, 2014 and 37,500 shares on March 31 of each 2014, 2015 and 2016.
(4)	Reflects shares of restricted stock that vest as to 75,000 shares on December 31, 2014 and 25,000 shares on March 31 of each 2014, 2015 and 2016.
(5)	Reflects shares of restricted stock that vest as to 50,000 shares on December 31, 2014 and 25,000 shares on March 31 of each 2014, 2015 and 2016.
(6)	Based on the closing price per share of our Class A common stock on December 31, 2013 ($2.00), the last trading day of the 2013 fiscal year.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Pursuant to Messrs. Clemente, Benson and Thompson’s employment agreements, if such executive’s employment is terminated without cause or if such executive resigns for good reason, each as defined in the agreement, then such executive is entitled to continue to receive his then-current salary for 24, 18 and 12 months, respectively. Messrs. Clemente, Benson and Thompson will also be entitled to receive a cash payment equal to a multiple of 100% of the bonus each would have been entitled to had he remained our employee until the end of our fiscal year (Mr. Clemente, 2x; Mr. Benson, 1.5x and Mr. Thompson, 1x). This cash payment will be due and payable on the earlier of (i) 90 days after our last payment of such executive’s then-current salary or (ii) the end of the fiscal year in which the termination occurs. In the event we terminate such executive without cause or such executive resigns for good reason within the six calendar month period prior to the effective date of a Change in Control (as defined in the agreement) or within the 12 calendar month period following the effective date of a Change in Control, the cash payment will be due and payable in full within 30 days of the effective date of the Change in Control. In addition, Messrs. Clemente and Benson will be entitled to continue to participate in employee benefit plans, programs and arrangements for a period of 12 months following their termination of employment, and Mr. Thompson will be entitled to continue to participate in employee benefit plans, programs and arrangements for a period of 6 months following termination of employment.

If Messrs. Clemente or Benson’s employment is terminated by reason of death or disability, then he is entitled to receive his then-current salary for 12 months. If Mr. Thompson’s employment is terminated by reason of death or disability, then he is entitled to receive his then-current salary for 6 months or 12 months, respectively. The executives will also be entitled to any earned but unpaid bonus with respect to the fiscal year in which his death or disability occurred.

The following table describes the potential payments and benefits to which our executive officers would be entitled upon the happening of the following events: (i) a termination without cause or resignation for good reason and (ii) death or disability. Calculations for this table are based on the assumption that the triggering event took place on December 31, 2013 and, in an event of a change of control, the Board has not exercised its discretion to accelerate the stock awards.

	Termination without Cause or Resignation for Good Reason (in connection with a Change of Control)	Termination without Cause or Resignation for Good Reason (not in connection with a Change of Control)	Death or Disability
Name	Cash $	Cash $	Cash $

Christopher Clemente	1,096,000	1,096,000	548,000

Gregory V. Benson	547,500	547,500	365,000

Jubal Thompson	250,000	250,000	250,000 (1)

(1)	Reflects the amount Mr. Thompson’s estate would receive in the event of his death. If Mr. Thompson’s employment is terminated by reason of disability, then he is entitled to receive his then-current salary for 6 months, which is equal to $125,000.

CERTAIN RELATIONSHIPS

Other than the transactions described below, from January 1, 2012 through December 31, 2013, there have not been, and there are not currently proposed, any transaction or series of similar transactions to which we were or will be a participant in which the amount involved exceeded or will exceed $120,000 or 1% of the average of the Company’s total assets as of December 31, 2012 and December 31, 2013, and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

We believe that all of these transactions are on terms that are comparable to or not less favorable than terms that would or could have been obtainable from unaffiliated third parties. All proposed future related party transactions will be submitted to our Board for review and will require a majority vote of the independent directors for approval. Ongoing transactions are reviewed annually to ensure that they are still comparable to or not less favorable than terms that would have or could have been obtainable from unaffiliated third parties. Our Chief Financial Officer and/or our General Counsel, assuming they are not party to the proposed transaction, coordinates with the independent directors in evaluating the fairness to us of the proposed transaction.

On December 31, 2009, the Company, through an affiliate, Comstock Property Management, L.C., entered into a three-year lease for approximately 7,620 square feet of office space for its corporate headquarters at 1886 Metro Center Drive, Reston, Virginia from Comstock Asset Management, L.C., an affiliate wholly-owned by our Chief Executive Officer, Christopher Clemente. On September 19, 2012, the Company amended the lease for an additional 2,436 square feet of office space, or a total 10,056 square feet, for its corporate headquarters, with an effective date of July 1, 2012. Concurrent with the amendment, the Company agreed to extend the lease for five-years from the effective date. For the years ended December 31, 2013 and 2012, total payments made under this lease agreement were $301,000 and $246,000, respectively.

On March 14, 2013, Stonehenge Funding, LC (“Stonehenge”), an entity wholly-owned by the Chief Executive Officer of the Company, Christopher Clemente, entered into an Extension Agreement of the Amended and Restated Senior Note with the Company to extend the maturity date of the financing arrangement to January 1, 2016. Under the terms of the Extension Agreement, the Company is required to pay $50,000 monthly to Stonehenge, to be allocated first to accrued and unpaid interest and then to unpaid principal outstanding, beginning on April 1, 2013. For the year ended December 31, 2013, the Company made payments of $500,000. No similar payments were made for the year ended December 31, 2012. As of December 31, 2013, approximately $4,687,000 remains outstanding on this loan.

Comstock Services, L.C., a subsidiary of the Company, entered into a Subcontract Agreement with Davis Construction, LLC to perform site work and land development for a project known as Loudoun Station in Loudoun County, Virginia. Comstock Partners, L.C., an entity wholly-owned by the Chief Executive Officer of the Company, Christopher Clemente, is the owner of the Loudoun Station project. The total contract value was $5 million and the project was completed in October 2012. The revenue associated with this project is included in ‘Revenue-other’ in the consolidated statement of operations. For the years ended December 31, 2013 and 2012, the Company recognized $0 million and $1.4 million of revenue, respectively, under this contract. The Company was owed $0 million and $1.3 million at December 31, 2013 and 2012, respectively, under this contact, which is included in ‘Trade receivables’ in the consolidated balance sheet set forth in our Annual Report on Form 10-K for the year ended December 31, 2013.

Pursuant to a Credit Enhancement Agreement entered into on February 17, 2011 by and between the Company and Gregory Benson, the Chief Operating Officer of the Company, and Christopher Clemente, the Chief Executive Officer of the Company (each, a “Guarantor”), the Guarantors agreed to provide credit enhancement and personal guarantee of loans with Cardinal Bank and Eagle Bank in exchange for payment by the Company of a credit enhancement fee. As a result of this credit enhancement, the Guarantors on an aggregate basis were entitled to a credit enhancement fee calculated at a rate of 4% per annum. One-half of the credit enhancement fee was payable monthly, in arrears, and the remaining half was deferred and payable on an annual basis. During 2012, the Company made guarantee payments under the agreement of approximately $130,000. No such payments were made in 2013.

On February 23, 2009, Comstock Homes of Washington, L.C., a wholly-owned subsidiary of the Company, entered into a Services Agreement with Comstock Asset Management, L.C., an entity wholly-owned by the Company’s Chief Executive Officer, Christopher Clemente, to provide services related to real estate development and improvements, legal, accounting, marketing, information technology and additional support services. Pursuant to the Services Agreement, the Company shall not be responsible for any out-of-pocket or third party costs associated with the services provided. For the years ended December 31, 2013 and 2012, the Company billed Comstock Asset Management, L.C. $0.4 million and $0.5 million, respectively, for services and out-of-pocket expenses incurred. Revenues from this arrangement are included within ‘Revenue – other’ within the consolidated statement of operations set forth in our Annual Report on Form 10-K for the year ended December 31, 2013. As of December 31, 2013 and 2012, the Company was owed $61,000 and $42,000, respectively, under this contract, which is included in ‘Trade receivables’ in the consolidated balance sheet set forth in our Annual Report on Form 10-K for the year ended December 31, 2013.

On January 31, 2011, Comstock Cascades II, L.C., a subsidiary of the Company (“Cascades II”) entered into a private placement for the sale of membership interests in Cascades II whereby Cascades II raised working capital in the amount of $2.35 million (the “Private Placement”) related to the planned construction of the Cascades Apartments. Proceeds of the Private Placement were utilized (i) to provide sufficient capital needed to secure project financing for the Cascades Apartments, (ii) to retire a portion of the existing indebtedness, and (iii) to reimburse the Company for prior expenditures incurred on behalf of the project. In March 2012, upon completion of the sale of the Cascades Apartments, the Company repaid the participants in the Private Placement $2.94 million, including the preferred returns, in full. Participants in the Private Placement included unrelated third party investors along with certain related parties, who contributed as follows: $500,000 by Investor Management, L.C., an entity controlled by Gregory Benson, President and Chief Operating Officer of the Company; $250,000 by James A. MacCutcheon, director of the Company; $200,000 by Norman D. Chirite, director of the Company; $200,000 by Joseph M. Squeri, Chief Financial Officer of the Company; $100,000 by James H. and Margaret Thompson, brother and sister-in-law of the General Counsel of the Company; and $50,000 by Jubal Thompson, General Counsel of the Company.

On March 14, 2013, a subsidiary of the Company, Comstock VII, L.C. (“Comstock VII”), entered into subscription agreements with certain accredited investors (“Comstock VII Class B Members”), pursuant to which the Comstock VII Class B Members purchased membership interests in Comstock VII for an aggregate amount of $7.3 million (the “Comstock VII Private Placement”). In connection with the Comstock VII Private Placement, the Company issued 112 warrants for the purchase of shares of the Company’s Class A common stock to the non-affiliated accredited investors, having an aggregate fair value of $146,000. The Comstock VII Private Placement provides capital related to the current and planned construction of the Company’s following projects: Townes at Shady Grove Metro, City Homes at the Hampshires, Townes at the Hampshires, and Townes at Falls Grove (collectively, the “Projects”). Proceeds of the Comstock VII Private Placement are to be utilized (A) to provide capital needed to complete the Projects in conjunction with project financing for the Projects, (B) to reimburse the Company for prior expenditures incurred on behalf of the Projects, and (C) for general corporate purposes of the Company. During 2013, the Company paid distributions in the amount of $0.7 million to the Comstock VII Class B Members. Comstock VII Class B Members included unrelated third-party accredited investors along with certain related parties, who contributed as follows: $500,000 by A. Clayton Perfall, director of the Company; $500,000 by Norman D. Chirite, director of the Company; $500,000 by Joseph M. Squeri, Chief Financial Officer of the Company; $500,000 by Tracy Schar, wife of the Chief Executive Officer of the Company; $400,000 by Cornelia Benson, wife of the Chief Operating Officer of the Company; $250,000 by Stephen Squeri, brother of the Chief Financial Officer of the Company; $250,000 by James H. and Margaret Thompson, brother and sister-in-law of the General Counsel of the Company; $250,000 by James A. MacCutcheon, director of the Company; $150,000 by Thomas Squeri, brother of the Chief Financial Officer of the Company; $125,000 by Robert P. Pincus, director of the Company; $100,000 by Jubal Thompson, General Counsel of the Company; $100,000 by Gregory Benson, Chief Operating Officer of the Company; and $100,000 by David Guernsey, director of the Company.

In December 2013, a subsidiary of the Company, Comstock Investors VIII, L.C. (“Comstock VIII”), entered into subscription agreements with certain accredited investors (“Comstock VIII Class B Members”), pursuant to which Comstock VIII Class B Members purchased membership interests in Comstock VIII for an aggregate amount of $4.0 million (the “Comstock VIII Private Placement”). In connection with the Comstock VIII Private Placement, the Company issued 102 warrants for the purchase of shares of the Company’s Class A common stock to the non-affiliated accredited investors, having an aggregate fair value of $131,000. The proceeds from the Comstock VIII Private Placement will be used for the current and planned construction of the following projects: The Townes at HallCrest and Townes at Maxwell Square Condominium (collectively, the “Investor VIII Projects”). Proceeds of the Comstock VIII Private Placement are to be utilized (A) to provide capital needed to complete the Investor VIII Projects in conjunction with project financing for the Investor VIII Projects, (B) to reimburse the Company for prior expenditures incurred on behalf of the Investor VIII Projects, and (C) for general corporate purposes of the Company. Comstock VIII Class B Members included unrelated third-party accredited investors along with certain related parties, who contributed as follows: $150,000 by Robert P. Pincus, director of the Company; $150,000 by Joseph M. Squeri, Chief Financial Officer of the Company; $150,000 by James A. MacCutcheon, director of the Company; $150,000 by Tracy Schar, wife of the Chief Executive Officer of the Company; $100,000 by Cornelia Benson, wife of the Chief Operating Officer of the Company; $100,000 by Judy Verses, wife of a director of the Company; $50,000 by Investor Management, L.C., Investor Management, L.C., an entity controlled by Gregory Benson, President and Chief Operating Officer of the Company; and $50,000 by David M. Guernsey, director of the Company.

Procedures for Approval of Related Person Transactions

Our policy for the review and approval of transactions between us and related persons is set forth in our Corporate Governance Guidelines. Pursuant to our Corporate Governance Guidelines, it is the responsibility of our independent directors to review and make recommendations to the full Board concerning all related party transactions (as specified in Item 404 of Regulation S-K).

OTHER INFORMATION

Beneficial Ownership of Principal Stockholders, Directors and Officers

The following table sets forth certain information regarding the beneficial ownership of our common stock on March 31, 2014, by (1) each director and named executive officer of the Company, (2) all directors and executive officers of the Company as a group, and (3) each person known by us to own more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our Class A common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 31, 2014, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

	Class A Common Stock(1)		Class B Common Stock		Beneficial Ownership of Class A and Class B Common Stock Combined
Name of Beneficial Owner	Number	Percent of Class	Number	Percent of Class	Economic (%)	Voting (%)(1)
Named Executive Officers and Directors
Christopher Clemente(2)	2,987,720	16.28%	1,366,750	50.00%	19.58%	39.57%
Gregory V. Benson(3)	1,601,383	8.72%	1,366,750	50.00%	13.34%	37.24%
Jubal Thompson	834,227	4.55%	—	—	3.75%	1.41%
Joseph Squeri	584,355	3.18%	—	—	2.63%	*
A. Clayton Perfall	349,747	1.91%	—	—	1.57%	*
David M. Guernsey	179,243	*	—	—	*	*
James A. MacCutcheon	257,612	1.40%	—	—	1.16%	*
Robert Pincus(4)	113,782	*	—	—	*	*
Socrates Verses(5)	258,902	1.41%	—	—	1.16%	*
Norman D. Chirite	231,466	1.26%	—	—	1.04%	*
All directors and executive officers as a group (10 persons)	7,398,437	40.31%	2,733,500	100.00%	45.55%	81.54%
Other 5% holders Royce and Associates(6)	983,749	5.36%	—	—	4.42%	1.66%
Prescott Group Aggressive Small Cap Master Fund, GP(7)	2,034,005	11.08%	—	—	9.14%	3.43%

*	Less than 1% of the outstanding shares of common stock
(1)	Does not include shares of our Class A common stock issuable upon conversion of our Class B common stock. Percentage total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. Each holder of our Class B common stock is entitled to fifteen votes per share of Class B common stock and each holder of our Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be provided in our certificate of incorporation or as required by law. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.

(2)	Includes the following held by Mr. Clemente’s wife, Tracy Schar: 181,892 shares of our Class A common stock including exercisable stock options to purchase 45,000 shares and warrants of 25,000 shares of our Class A common stock. 69,333 shares of our Class A common stock and 1,366,750 shares of our Class B common stock are held by FR54, LLC, an entity that is owned by Mr. Clemente and his wife. Warrants of 55,000 shares and 90,000 shares are held in various trusts for the benefit Mr. Clemente’s children. Mr. Clemente is the custodian for each trust.
(3)	350,083 shares of our Class A common stock and 1,366,750 shares of our Class B common stock are held by Clareth LLC, an entity that is owned by Mr. Benson.
(4)	9,676 shares are held by RLR Investment Management, LLC, an entity that is owned by Mr. Pincus.
(5)	Includes 2,000 shares of Class A common stock, with respect to which Mr. Verses disclaims beneficial ownership. The shares are held in trust for the benefit of Mr. Verses’ children. Mr. Verses’ wife is the custodian of these trusts.
(6)	Royce & Associates, LLC, 745 Fifth Avenue, New York, NY 10151.
(7)	Prescott Group Capital Management, LLC 1924 South Utica, Suite 1120, Tulsa, Oklahoma 74104-6529.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2013, regarding compensation plans under which the Company’s equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)(2)	Weighted-Average Exercise Price of Outstanding Options and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders (1)	1,180,500	$1.26	2,368,978
Equity Compensation Plans Not Approved by Stockholders (3)	—	—	—
Total	1,180,500	$1.26	2,368,978

(1)	Includes the Company’s current Amended and Restated 2004 Long-Term Incentive Compensation Plan.
(2)	Includes shares issuable pursuant to the exercise of stock options, but does not include outstanding shares of restricted stock.
(3)	The Company does not have any equity compensation plans that have not been approved by the stockholders.

Compensation Committee Interlocks and Insider Participation

As noted above, during 2013, our Compensation Committee consisted of Messrs. Chirite, Guernsey and Verses. None of these individuals had any contractual or other relationships with us during the fiscal year except as directors. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon our review of the copies of such forms received by us during the fiscal year ended December 31, 2013, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such fiscal year, except that (i) Messrs. Benson, Squeri and Thompson each filed one late Form 5 reporting two transactions, in the case of Mr. Squeri, and one transaction, in the case of Messrs. Benson and Thompson, that were not reported on a timely-filed Form 4, and (ii) Mr. Clemente filed a late Form 5 reporting three transactions that were not reported on a timely-filed Form 5 and one transaction that was not reported on a timely-filed Form 4.

Incorporated by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the section of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) will not be deemed incorporated unless specifically provided otherwise in such filing. The information contained in this section shall not be deemed “filed” with the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Other Matters

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board may recommend.

Dated: April 30, 2014

COMSTOCK HOLDING COMPANIES, INC.

2014 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Comstock Holding Companies, Inc., a Delaware corporation, hereby acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated May 15, 2014, and hereby appoints Jubal R. Thompson, proxy and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2014 Annual Meeting of Stockholders of Comstock Holding Companies, Inc. to be held on Friday, June 20, 2014, at 9:30 a.m., local time, at 1886 Metro Center Drive, Reston, Virginia, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side of this proxy card. If you need directions to the meeting, please contact Judy Whitaker at (703) 883-1700.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

COMSTOCK HOLDING COMPANIES, INC.

June 20, 2014

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card

are available at www.comstockhomes.com/proxymaterial

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

FOR EACH OF THE MATTERS SET FORTH BELOW, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE MATTER SUBMITTED.

1.	Election of directors

	☐	FOR ALL NOMINEES	¡	David M. Guernsey
	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	James A. MacCutcheon
	☐	FOR ALL EXCEPT	¡	Robert P. Pincus
(See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here: ●

2.	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2014.	☐	For	☐	Against	☐	Abstain

3.	Approve on a non-binding, advisory basis the resolution approving the compensation of our named executive officers.	☐	For	☐	Against	☐	Abstain

☐	Please check this box if you plan to attend the annual meeting of stockholders despite submission of this Proxy.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, “FOR” THE ELECTION OF DIRECTORS, “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014, AND “FOR” THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated:	, 2014

Signature of Stockholder

Signature of Other Stockholder (if held jointly)

Title(s)

To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐